Exhibit 1.4

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Osisko Mining Corporation. The information contained in this advertisement is a summary only. The Offer(as defined herein) is made solely by the Offer and Circular (as defined herein), and any amendments, supplements or modifications thereto (collectively, the “Offer Documents”), all of which are incorporated herein by reference. The Offer Documents contain important information that Osisko Shareholders (as defined herein) are urged to read in their entirety before making any decision with respect to the Offer.

January 14, 2014

GOLDCORP INC.

NOTICE OF OFFER TO PURCHASE

all of the outstanding common shares of

OSISKO MINING CORPORATION

for consideration per Osisko Share of

C$2.26 in cash and 0.146 of a Goldcorp Share

Goldcorp Inc. (“Goldcorp”) is commencing an offer (the “Offer”) to purchase all of the outstanding common shares (the “Common Shares”) of Osisko Mining Corporation (“Osisko”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan dated May 17, 2010 between Osisko and CIBC Mellon Trust Company, which includes Common Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Osisko that are exercisable for, convertible into or exchangeable for Common Shares, other than the SRP Rights (“Convertible Securities”), for C$2.26 in cash and 0.146 of a common share of Goldcorp (each whole common share, a “Goldcorp Share”) for each Osisko Share (as defined herein). The Common Shares together with the associated SRP Rights are referred to herein as the “Osisko Shares”. The Offer, which is subject to certain conditions, is set forth in the offer to purchase and related take-over bid circular dated January 14, 2014 (the “Offer and Circular”), a copy of which is being filed with the securities regulatory authorities in Canada and furnished to the United States Securities and Exchange Commission and which should be made available by such authorities through the Internet at www.sedar.com and www.sec.gov, respectively.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on February 19, 2014 (the “Expiry Time”), unless the Offer is extended (in which case the term “Expiry Time” will mean the latest time and date at which the Offer expires) or withdrawn.

The Offer is not conditional on the Offeror securing financing. The Offeror intends to pay the approximate C$1 billion of the cash portion of the Offer Consideration out of a US$1.25 billion acquisition facility. The Offer is subject to certain conditions that are described in the Offer and Circular, including, among other things, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time at least 66 2⁄3% of the Osisko Shares outstanding calculated on a fully-diluted basis; the Osisko board of directors having waived the Offeror’s acquisition of the Osisko Shares under the Offer as a triggering event under Osisko’s shareholder rights plan or the Offeror having been satisfied that such rights have been held to be unexerciseable or unenforceable with respect to the Offer and any subsequent transaction; and there having been no circumstances that have or may lead to a material adverse effect on Osisko. Subject to applicable laws, Goldcorp reserves the right to extend, withdraw or terminate the Offer and to not take-up and pay for any Osisko Shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time. Goldcorp may elect to extend the Offer by giving notice of such extension to the Osisko Shareholders, a copy of which will be filed with the securities regulatory authorities in Canada and furnished to the United States Securities and Exchange Commission.

The Osisko Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “OSK” and on the Frankfurt Deutsche Boerse in Germany under the symbol “EWX”. The Osisko Shares are not listed for trading in the United States on a national securities exchange. The Osisko Shares are traded on the OTC Pink Current Information

Marketplace under the symbol “OSKFF”. The Goldcorp Shares are listed on the TSX under the symbol “G” and on the New York Stock Exchange (the “NYSE”) under the symbol “GG”. On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was US$23.19. The Offer Consideration has a value of C$5.95 per Osisko Share, which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian exchanges and other Canadian trading platforms for the 20 trading days immediately preceding the Offeror’s announcement of its intention to make the Offer and a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to the Offeror’s announcement of its intention to make the Offer).

The receipt of cash and Goldcorp Shares for Osisko Shares pursuant to the Offer will be a taxable transaction for Canadian federal income tax purposes. For United States federal income tax purposes, the receipt of cash will, and the receipt of Goldcorp Shares may, be taxable. Holders of Osisko Shares (“Osisko Shareholders”) are urged to consult their own tax advisors for advice regarding the income tax consequences of the Offer to them.

Goldcorp has requested the use of Osisko’s shareholder list and security position listings for the purpose of disseminating the Offer and Circular to Osisko Shareholders. When that information is provided, the Offer and Circular and other relevant materials will be mailed to registered holders of Osisko Shares and Goldcorp will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear on Osisko’s shareholder list or who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Osisko Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES OF OSISKO MINING CORPORATION

The Offer is made only for Osisko Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time in order to obtain certificate(s) representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have certificate(s) representing the Osisko Shares received on such exercise, conversion, or exchange available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures for guaranteed delivery.

Questions and requests for assistance or additional copies of the Offer Documents may be directed to:

The Depositary for the Offer:
CST Trust Company
By Mail	By Registered Mail,
CST Trust Company	by Hand or by Courier
Attention: Corporate Actions	CST Trust Company
PO Box 1036	Attention: Corporate Actions
Adelaide Street Postal Station	320 Bay Street, B1 Level
Toronto, Ontario	Toronto, Ontario
M5C 2K4	M5H 4A6

North American Toll Free Phone:
1-800-387-0825
Outside North America, Banks and Brokers Call Collect:
+1-416-682-3860
Email: inquiries@canstockta.com

The Information Agent for the Offer:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokerage Firms Call Collect: 212-269-5550
All Other Call Toll Free:
1-800-290-6431
Email: information@dfking.com

The Dealer Managers for the Offer:

In Canada:	In the United States:	In Canada:	In the United States:
GMP Securities L.P.	Griffiths McBurney Corp.	Scotia Capital Inc.	Scotia Capital (USA) Inc.
145 King Street West, Suite 300	145 King Street West, Suite 300	18th Floor	One Liberty Plaza
Toronto, Ontario	Toronto, Ontario	650 West Georgia St.	25th Floor
M5H 1J8	M5H 1J8	Vancouver, British Columbia	165 Broadway
		V6B 4N9	New York, New York 10006
Telephone: 416-943-6130	Telephone: 416-943-6643	Telephone: 604-601-1579	Telephone: 212-225-6853

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE OFFER DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE.

Any questions and requests for assistance may be directed by Osisko Shareholders to the Depositary, the information agent or the dealer managers at their respective telephone numbers and locations set out above. Osisko Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.